Exhibit (a)(5)(ii)

NEWS FROM

Media Contact Casey Lassiter, 205-410-2777 Investor Relations Contact Mary Ann Arico, 205-969-6175 Maryann.arico@healthsouth.com	February 20, 2012

HEALTHSOUTH ANNOUNCES IMMEDIATE COMMENCEMENT OF TENDER OFFER

TO PURCHASE UP TO $350 MILLION OF ITS COMMON STOCK

BIRMINGHAM, Ala.—HealthSouth Corporation (NYSE: HLS) today announced it is commencing a “modified Dutch auction” tender offer in which the Company will offer to purchase up to $350,000,000 of its common stock at a price per share not less than $22.50 and not greater than $25.50. Yesterday’s closing price of HLS common stock was $24.09 per share. The tender offer will expire at 12:00 midnight New York City time, at the end of Tuesday, March 19, 2013, unless extended by the Company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

A “modified Dutch auction” tender offer allows stockholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per share within the range that will enable the Company to purchase $350,000,000 of its common stock (or a lower amount if the offer is not fully subscribed). All shares purchased by the Company in the tender offer will be purchased at the same price. The Company will not purchase shares below a stockholder’s indicated price, and in some cases, the Company may actually purchase shares at a price that is above a stockholder’s indicated price under the terms of the tender offer. Stockholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer. The tender offer will not be conditioned upon any minimum number of shares being tendered. The Company expects to fund the purchases in the tender offer with a combination of cash on hand and availability under the Company’s revolving credit facility.

Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase and related materials mailed to stockholders beginning on February 20, 2013.

J.P. Morgan Securities LLC will serve as dealer manager for the tender offer. Georgeson, Inc. will serve as information agent for the tender offer and Computershare, Inc., HealthSouth’s transfer agent, will serve as the depositary for the tender offer.

The board of directors of the Company has approved the tender offer, but none of HealthSouth, its employees or directors, the dealer manager, the information agent or the depositary makes any recommendation to any stockholder as to whether to tender shares or as to the price at which to tender them. Stockholders must decide whether to tender their shares and, if so, how many shares to tender and at what price or prices. In doing so, the stockholders should carefully evaluate all of the information in the offer to purchase, the related letter of transmittal, and the other tender offer materials, when available, before making any decision with respect to the tender offer, and should consult their own financial and tax advisors. The Company’s executive officers and directors have advised the Company that they do not intend to participate in the tender offer.

Tender Offer Statement

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to buy the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company will send to its stockholders. Stockholders should read those materials carefully because they contain important information, including complete instructions on how to tender shares and the various terms and conditions of the tender offer. Stockholders will be able to obtain copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the SEC’s internet address at www.sec.gov without charge when these documents become available. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the SEC, without charge, from the Company or at the Company’s website: http://investor.healthsouth.com. Stockholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Stockholders and investors who have questions or need assistance may call J.P. Morgan Securities LLC toll-free at 877-371-5947 or Georgeson Inc. toll-free at 800-248-3170 or 212-440-9800 (call collect) in the United States and Canada.

About HealthSouth

HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts, such as the conduct and consummation of this tender offer, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning guidance and the other matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth’s plans to repurchase its debt or equity securities, including by means of this tender offer, effective income tax rates, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures or its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, HealthSouth’s ability to consummate this tender offer as planned, including its timing, the source of funds used, the number of shares tendered and the final price being paid; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including the Houston HHS-OIG investigation; potential disruptions, breaches or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and its ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as its subsequent filings with the SEC.

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